EXHIBIT 99.1

FOR IMMEDIATE DISTRIBUTION

Contact:
URS Corporation	Citigate Sard Verbinnen
Kent P. Ainsworth	Hugh Burns/Jamie Tully
Executive Vice President	(212) 687-8080
& Chief Financial Officer
(415) 774-2700

URS CORPORATION ANNOUNCES NEW $650 MILLION CREDIT AGREEMENT; EXPIRATION OF
TENDER OFFER FOR OUTSTANDING 11 1/2% NOTES
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     SAN FRANCISCO, CA – June 30, 2005 – URS Corporation (NYSE:URS) today announced that the Company entered into a $650 million Credit Agreement as of June 28, 2005, which replaces the Company’s previous $675 million credit facility. In addition, the Company announced the expiration of its previously announced tender offer for its outstanding 11 1/2% Senior Notes Due 2009 (the “Notes”).

     Commenting on the transactions, Martin M. Koffel, Chairman and Chief Executive Officer, stated: “Today’s announcement represents the successful completion of the three actions we commenced on June 1 to further reduce the Company’s debt and interest expense. The tender offer for the Notes, which was primarily financed with our recently completed follow-on equity offering, will result in significant interest cost savings, and we will realize additional savings under the new Credit Agreement. I am pleased with our ability to successfully complete these important transactions, which build on the significant progress we have made over the past several years to strengthen our financial position and to improve stockholder value.”

     Credit Agreement

     The new Credit Agreement provides for a six-year, $350 million senior term loan facility and a five-year $300 million senior revolving credit facility, of which up to $200 million will be available in the form of letters of credit. The new Credit Agreement provides the Company with more flexible terms and conditions, along with improved pricing as compared to the Company’s previous credit facility. Pricing for the new Credit Agreement is variable and depends on the Company’s credit ratings as issued by Moody’s Investor Services, Inc and Standard & Poor’s Rating Group. Credit Suisse, New York Branch (“CSFB”) and Wells Fargo Bank, National Association (“WFB”) acted as co-lead arrangers. CSFB is the administrative agent and WFB is the syndicate agent.

     Tender Offer for Notes

     The Company also announced today that its previously announced cash tender offer and consent solicitation (the “Offer”) for any and all of its $130 million outstanding Notes expired at 5:00 PM New York City time on Wednesday, June 29, 2005 (the “Expiration Date”). Through the Expiration Date, $127,175,000 in principal amount of Notes had been tendered, representing approximately 97.8 % of the principal amount of Notes outstanding before commencement of the Offer. All Notes validly tendered and not withdrawn before the Expiration Date have been accepted for purchase.

     The Company previously announced the receipt of requisite consents from registered holders of the Notes to amend the indenture governing the Notes and the acceptance for purchase and payment for all Notes validly tendered and not withdrawn on or before 5:00 PM New York City time on Tuesday, June 14, 2005 (the “Consent Date”). The Company has paid approximately $145,200,000 to purchase the Notes, plus accrued interest. In addition, the Company made consent payments totaling approximately $3,800,000 with respect to Notes validly tendered and not withdrawn before the Consent Date.

     Credit Suisse First Boston LLC acted as dealer manager and solicitation agent for the tender offer and the consent solicitation; Georgeson Shareholder Communications, Inc. acted as information agent; and U.S. Bank National Association acted as depositary.

     About URS

     URS Corporation offers a comprehensive range of professional planning and design, systems engineering and technical assistance, program and construction management, and operations and maintenance services for transportation, commercial/industrial, facilities, environmental, water/wastewater, homeland security, installations and logistics, and defense systems. Headquartered in San Francisco, the Company operates in more than 20 countries with over 27,800 employees providing engineering and technical services to federal, state and local governmental agencies as well as private clients in the chemical, pharmaceutical, oil and gas, power, manufacturing, mining and forest products industries (www.urscorp.com).